EXHIBIT 10.1

SALE BONUS AGREEMENT

This SALE BONUS AGREEMENT (is entered into as of January 1, 2003 between Gardenburger, Inc., an Oregon corporation (the “Company”), and Lorraine Crawford (“Executive”), and is an addition to any existing Employment Agreement.

In consideration of the mutual covenants set forth in this Agreement and in any Original Employment Agreement, the parties agree as follows:

1.             Sale Bonus

(a)           After the completion of a “Sale Transaction,” as defined below, the Company will pay Executive a “Sale Bonus,” as described below, provided Executive remains as Vice President of Finance of the Company during the negotiation of and through the closing of the Sale Transaction.  The Sale Bonus will be payable to Executive after all post–closing adjustments in connection with the Sale Transaction have been determined.

(b)           For purposes of this paragraph 1:

(i)                                     A “Sale Transaction” means a single transaction or a series of related transactions approved by the Board of Directors of the Company resulting in:

•                                          A sale or other disposition by the Company of all or substantially all its assets;

•                                          A sale, share exchange, or other disposition of all or substantially all the capital stock of the Company;

•                                          A merger, consolidation, or other corporate transaction with a third party in which the Company’s shareholders receive cash, stock, securities, or any other consideration (or any combination of the foregoing) in exchange for their stock in the Company.

(ii)                                  The “Sale Bonus” is an amount equal to the sum of (i) .15 percent of the portion of the “Total Consideration”. (as defined below)

(iii)                               The “Total Consideration” in connection with a Sale Transaction means:

•                                          The amount of cash and the aggregate market value of all other consideration received by the Company in connection with a sale or other disposition of its assets (exclusive of any indebtedness or liabilities of the Company to which the assets taken are subject or which are assumed by the purchaser or other acquirer of the Company’s assets); or

•                                          The aggregate amount of cash and the aggregate market value of all other consideration received by the Company’s shareholders in any sale, share exchange, or other disposition of the Company’s stock or any merger, consolidation, or similar transaction.

2.             Cashless Sales Transaction.  The board at its sole discretion, reserves the right to provide consideration other than cash in an amount equivalent to this Sale Bonus in the event of cashless Sales Transaction.

3.             Stock Options.  The executive has previously been granted stock options for Gardenburger common stock that may have value in a Sale Transaction.  The amount of the total Sale Bonus will be reduced by any gain experienced through the exercise of the executive’s stock options in a Sale Transaction.

4.             Withholding and Payroll Taxes.  All amounts payable by the Company to Executive pursuant to this Agreement are subject to and will be reduced by amounts the Company is required to withhold for all applicable federal, state, and local income and payroll taxes.

The parties have executed this Agreement as of the date first set forth above.

GARDENBURGER, INC.

By:	/s/ Scott C. Wallace
Scott C. Wallace
President and Chief Executive Officer

EXECUTIVE

/s/ Lorraine Crawford
Lorraine Crawford